Exhibit 10u.

PERFORMANCE SHARES AGREEMENT

Under the Bristol-Myers Squibb Company

2002 Stock Incentive Plan

2007-2009 Performance Cycle

This Performance Shares Agreement (the “Agreement”) confirms the authorization of a grant of a Performance Award, by BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the "Company"), to the Participant named below (“you”), under Section 7 of the 2002 Stock Incentive Plan (the "Plan"), such Performance Award to be designated as “Performance Shares,” on the terms and conditions specified in this Agreement, as follows:

Participant:

Award Date:

Target Number of Performance Shares authorized for 2007-2009 performance cycle:

2007 Performance Shares (07-09 Cycle):

2008 Performance Shares (07-09 Cycle):

2009 Performance Shares (07-09 Cycle):

Total Performance Shares (07-09 Cycle):

The year referenced for each of these three “tranches” is the “Performance Year” for that tranche.

Range at which Performance Shares may be earned for varying performance:

Threshold:     % of Target

Target: 100% of Target

Maximum:     % of Target

Performance Goal and Earning Date: A separate Performance Goal will be set for each tranche by March 30 of the Performance Year, specifying the number of Performance Shares that may be earned for specified levels of performance. The Earning Date will be December 31 of the Performance Year. The Performance Goal for the 2007 Performance Shares is attached as Exhibit A hereto.

Vesting: Earned Performance Shares will vest at the date between January 1, 2010 and March 15, 2010, at which the Committee determines and certifies the extent to which the Performance Goals for the 2009 Performance Shares have been met, subject to earlier vesting at the times indicated in Sections 6 and 8.

Settlement: Earned and vested Performance Shares will be settled by delivery of one share of the Company's Common Stock, $0.10 par value per share ("Shares"), for each Performance Share being settled. No dividend equivalents will accrue or be payable in connection with Performance Shares. Settlement shall occur at the time specified in Section 4 hereof.

E-10-3

1. PERFORMANCE SHARE AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the "Committee") has granted to you the opportunity to earn the 2007 Performance Shares as designated herein subject to the terms, conditions and restrictions set forth in this Agreement. In addition, the Committee hereby indicates its intention to grant to you the opportunity to earn the 2008 Performance Shares and the 2009 Performance Shares for the 2007-2009 performance cycle and subject to this Agreement; such grants shall become effective only at such time as the Committee has specified the Performance Goal for those Performance Shares (by March 30 of the relevant Performance Year). The target number of each tranche of Performance Shares and the kind of shares deliverable in settlement, the calculation of earnings per share as a Performance Goal, and other terms and conditions of the Performance Shares are subject to adjustment in accordance with Section 11 hereof and Section 10 of the Plan. The beginning of each Performance Year shall be deemed the commencement of a separate “award period” for purposes of Plan Sections 7(a) and (b)(3), (5), (6), (8), and (10). The Performance Shares are granted independently and not in conjunction with any stock option. The award period shall be deemed to extend for the period in which the Performance Shares are subject to a risk of forfeiture in order to give effect to the vesting requirements of this Award, but the period during which performance is measured shall be the Performance Year relating to particular Performance Shares.

2. CONSIDERATION

As consideration for grant of 2007 Performance Shares, you shall remain in the continuous employ of the Company and/or its Subsidiaries or Affiliates for at least one year from the Award Date or such lesser period as the Committee shall determine in its sole discretion, and no Performance Shares shall be payable until after the completion of such one year or lesser period of employment by you. No 2008 Performance Shares or 2009 Performance Shares shall be granted hereunder unless you have met the one-year continuous employment requirement specified in this Section 2, measured from the Award Date.

3. PERFORMANCE GOALS

The Performance Goals for the 2007 Performance Shares are specified on the cover page of this Agreement and Exhibit A hereto, and for the 2008 Performance Shares and 2009 Performance Shares shall be specified in writing in such manner as the Committee may determine.

E-10-3

4. DETERMINATION OF PERFORMANCE SHARES EARNED AND VESTED; FORFEITURES; SETTLEMENT

By March 15 of the year following each Performance Year, the Committee shall determine the extent to which Performance Shares have been earned on the basis of the Company's actual performance in relation to the established Performance Goals for the Performance Shares relating to that Performance Year, and shall certify these results in writing in accordance with Plan Section 7(b)(6), subject to any limitation under Section 7 hereof (if you are Disabled during the Performance Year in excess of 26 weeks). Any Performance Shares that are not earned by performance in a Performance Year (or deemed to be earned in connection with a termination of employment under Sections 6 and 8 below), including Performance Shares that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be canceled and forfeited.

Performance Shares are subject to vesting based on your service for periods which extend past the applicable Performance Year. The stated vesting date is set forth on the cover page hereof. If, before the stated vesting date, there occurs an event immediately after which you are not an employee of the Company, its subsidiaries or an affiliate of the Company, you will become vested in Performance Shares only to the extent provided in Section 6 or 8, and any Performance Shares that have not been earned and vested at or before such event and cannot thereafter be earned and vested under Sections 6 or 8 shall be canceled and forfeited.

In certain termination events as specified below and in connection with a long-term Disability (as defined in Section 7), you will be entitled to vesting of a “Pro Rata Portion” of the Performance Shares earned or deemed earned hereunder. For purposes of this Agreement, in the case of a termination of employment, the Pro Rata Portion is calculated as the number of Performance Shares relating to a given Performance Year multiplied by a fraction the numerator of which is the number of months you were employed from the commencement of that Performance Year through the end of the month in which your termination of employment occurred (but not more than 12) and the denominator of which is 12; provided, however, that the number of months you were employed shall be reduced by the number of months during such Performance Year in which you were Disabled in excess of 26 weeks since the commencement of the Disability. For purposes of this Agreement, in the case of a Disability extending longer than 26 weeks, the Pro Rata Portion is calculated as the number of Performance Shares relating to a given Performance Year multiplied by a fraction the numerator of which is 12 minus the number of months you were Disabled in excess of 26 weeks since the commencement of the Disability, and the denominator of which is 12. For purposes of calculations under this paragraph, the number of months shall include any fraction of a month.

The number of Performance Shares earned or vested shall be rounded to the nearest whole Performance Share, unless otherwise determined by the Company officers responsible for day-to-day administration of the Plan.

Performance Shares that become vested while you remain employed by the Company or a subsidiary or affiliate shall be settled promptly upon vesting by delivery of one Share for each Performance Share being settled, unless validly deferred in accordance with deferral terms then authorized by the Committee (subject to Plan Section 13). Performance Shares that become vested under Sections 6(a),

E-10-3

6(b), or 8 shall be settled at the times specified therein; provided, however, that settlement of Performance Shares under Section 6(a) or (b) shall be subject to the applicable provisions of Plan Section 13(a). (Note: Section 13 could apply if settlement is triggered by a Change in Control or a termination following a Change in Control). Until Shares are delivered to you in settlement of Performance Shares, you shall have none of the rights of a stockholder of the Company with respect to the Shares issuable in settlement of the Performance Shares, including the right to vote the shares and receive dividends and other distributions. Shares of stock issuable in settlement of Performance Shares shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

5. NONTRANSFERABILITY OF PERFORMANCE SHARES AND DESIGNATION OF BENEFICIARY

Performance Shares shall not be transferable other than by will or by the laws of descent and distribution, except that you may designate a beneficiary pursuant to the provisions hereof on a Designation of Beneficiary form.

If you and/or your beneficiary shall attempt to assign your rights under this Agreement in violation of the provisions herein, the Company's obligation to settle Performance Shares or otherwise make payments shall terminate.

If no designated beneficiary is living on the date on which shares are deliverable in settlement or other amount becomes payable to you, or if no beneficiary has been specified, such settlement or payment will be payable to the person or persons in the first of the following classes of successive preference:

(i) Widow or widower, if then living,

(ii) Surviving children, equally,

(iii) Surviving parents, equally,

(iv) Surviving brothers and sisters, equally,

(v) Executors or administrators

and the term "beneficiary" as used in this Agreement shall include such person or persons.

6. RETIREMENT AND OTHER TERMINATIONS (EXCLUDING DEATH)

(a) In the event of your Retirement (as defined in the Plan) prior to settlement of Performance Shares and after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before your Retirement and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Shares relating to a Performance Year in progress at the date of your Retirement, in a Pro Rata Portion of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4. Any Performance Shares earned and vested under this Section 6(a) shall be settled

E-10-3

at the earlier of (i) the date such Performance Shares would have vested if you had continued to be employed by the Company or a subsidiary or affiliate, (ii), in the event of a Change in Control, as to previously earned Performance Shares promptly upon the Change in Control and, in the case of any unearned Performance Shares, promptly following the date at which the Committee determines the extent to which such Performance Shares have been earned (in each case subject to Section 13 of the Plan) or (iii), in the event of your death, in the year following the Performance Year in which your Retirement occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Shares have been earned) or, if your death occurred after that year, as promptly as practicable following your death. Following your Retirement, any Performance Shares that have not been earned and vested and thereafter will not be deemed earned and vested under this Section 6(a) will be canceled and forfeited.

(b) In the event that you have a Qualifying Termination (i.e., a termination for a “qualifying reason”) as defined in Plan Section 6(b)(14)(B) during the three- (3) year period following a Change in Control (as defined in the Plan), you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Shares relating to a Performance Year in progress at the date of your Qualifying Termination (including Performance Shares otherwise not meeting the one-year requirement of Section 2), in a Pro Rata Portion of the target number of Performance Shares that could have been earned in the Performance Year. Any Performance Shares earned and vested under this Section 6(b) shall be settled promptly; provided, however, any additional forfeiture conditions in the nature of a "clawback" contained in Section 10 of this Agreement shall continue to apply to any payment. Upon your Qualifying Termination, any Performance Shares that have not been deemed earned and vested under this Section 6(b) will be canceled and forfeited.

(c) If you cease to be an employee of the Company and its subsidiaries and affiliates for any reason other than Retirement, death or a Qualifying Termination within three (3) years following a Change in Control, Performance Shares granted herein that have not become both earned and vested shall be canceled and forfeited and you shall have no right to settlement of any portion of the Performance Shares.

7. DISABILITY OF PARTICIPANT

For purposes of this Agreement, "Disability" or "Disabled" shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government. If you become Disabled, you will not be deemed to have terminated employment for the period during which, under the applicable Disability pay plan of the Company or a subsidiary or affiliate, you are deemed to be employed and continue to receive Disability payments. Upon the cessation of payments under such Disability pay plan, (i) if you return to employment status with the Company or a subsidiary or affiliate, you will not be deemed to have terminated employment, and (ii), if you do not return to such employment status, you will be deemed to have terminated employment at the date of cessation of such Disability payments, with such termination treated for purposes of the Performance Shares as a Retirement, death, or voluntary termination based on

E-10-3

your circumstances at the time of such termination. If you have been Disabled for a period in excess of 26 weeks in the aggregate during one or more Performance Years, for each affected Performance Year you will earn only a Pro Rata Portion of the Performance Shares you otherwise would have earned in respect of such a Performance Year.

8. DEATH OF PARTICIPANT

In the event of your death while employed by the Company or a subsidiary and prior to settlement of Performance Shares but after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before your death and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Shares relating to a Performance Year in progress at the date of your death, in a Pro Rata Portion of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4. In this case, your beneficiary shall be entitled to settlement of any of your earned and vested Performance Shares in the year following your year of death as promptly as practicable following the determination of the number of Performance Shares earned under clause (ii) above. In the case of your death, any Performance Shares that have not been earned and vested and thereafter will not be deemed earned and vested under this Section 8 will be canceled and forfeited.

9. TAXES

At such time as the Company or any subsidiary or affiliate is required to withhold taxes with respect to the Performance Shares, or at an earlier date as determined by the Company, you shall make remittance to the Company or to your employer of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Committee. The Company and its Subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your Performance Shares, to satisfy the mandatory tax withholding requirements.

10. FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER DETRIMENTAL ACTS

You acknowledge that your continued employment with the Company and its subsidiaries and affiliates and this grant of Performance Shares are sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by Section 10.

a)	By accepting the Performance Shares granted hereby , you expressly agree and covenant that during the Restricted Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

E-10-3

ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company. You may, however, be actively connected with a Competitive Business after your employment with the Company terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection;

iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date your employment with the Company ceased for any reason whatsoever;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

b)	Forfeiture. You agree and covenant that, if the Company determines that you have violated any provisions of Section 10(a) above during the Restricted Period, then:

i)	any portion of the Performance Shares that have not been settled or paid to you as of the date of such determination shall be immediately canceled and forfeited;

ii)	you shall automatically forfeit any rights you may have with respect to the Performance Shares as of the date of such determination;

iii)

if any Performance Shares have become vested within the twelve-month period immediately preceding a violation of Section 10(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for Shares equal to the number of Shares delivered to you in

E-10-3

settlement of such vested Performance Shares if such delivery was made in Shares or you shall pay cash equal to the value cash paid to you in settlement of such vested Performance Shares if such payment was made in cash; and

iv)	The foregoing remedies set forth in Section 10(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

c)	Definitions. For purposes of this Section 10, the following definitions shall apply:

i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

ii)	“Restricted Period” means the period during which you are employed by the Company or its subsidiaries and affiliates and twelve months following the date that you no longer are employed by the Company or any of its subsidiaries or affiliates for any reason whatsoever.

d)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 10 are fair and reasonable and are reasonably required for the protection of the Company. In the event that any part of this Agreement, including, without limitation, Section 10, is held to be unenforceable or invalid, the remaining parts of this Agreement and Section 10 shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 10 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

e)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

11. ADJUSTMENTS

The target number of Performance Shares, the kind of securities deliverable in settlement of Performance Shares, and any performance measure based on per share results shall be appropriately adjusted in order to prevent dilution or enlargement of your rights with respect to the Performance Shares upon the occurrence of an event referred to in Section 10 of the Plan. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FAS 123R, which affects the Shares, you shall have a legal right to an adjustment to your Performance Shares which shall preserve without enlarging the value of the Performance Shares, with the manner of such adjustment to be determined by the Committee in its discretion. However, no adjustments shall be made hereunder for

E-10-3

any ordinary cash dividends paid on Common Stock. Any Performance Shares or related rights which directly or indirectly result from an adjustment to a Performance Share hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance Share and will be settled at the same time as the granted Performance Share.

12. EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the Performance Shares or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries or affiliates unless otherwise specifically provided for in such plan.

13. RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate or any specific position or level of employment with the Company or any subsidiary or affiliate or affect in any way the right of the Company or any subsidiary or affiliate to terminate your employment without prior notice at any time for any reason or no reason.

14. ADMINISTRATION

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your Performance Shares and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or other payment hereunder shall be a general creditor of the Company.

15. AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that Performance Shares which are the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

16. SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

E-10-3

17. GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

18.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

19. DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of Performance Shares and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.

20.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

I have read this agreement in its entirety. My signature below indicates my agreement to all the terms, restrictions and conditions set forth in the agreement.

For the Company

Bristol-Myers Squibb Company

By:
Date:

Participant

Sign Here:
Date:

E-10-3

Exhibit A

BRISTOL-MYERS SQUIBB COMPANY

2002 Stock Incentive Plan

2007 Performance Shares (07-09 Cycle)—Performance Goals

The number of 2007 Performance Shares earned by Participant shall be determined as of December 31, 2007 (the "Earning Date"), based on the Company’s 2007 Sales Performance as defined below and 2007 EPS Performance as defined below, determined based on the following grid

	Threshold	Target	Maximum
2007 Sales Performance	$	$	$
2007 EPS Performance	$ .	$ .	$ .

Participant shall earn     % of the target number of 2007 Performance Shares for “Threshold Performance,” 100% of the target number of 2007 Performance Shares for “Target Performance,” and     % of the target number of 2007 Performance shares for “Maximum Performance.” For this purpose, 2007 Sales Performance and 2007 EPS Performance are equally weighted, so level of earning of 2007 Performance Shares shall be determined as a percentage for each performance measure and the two percentages averaged. To derive a percentage of 2007 Performance Shares earned for either performance measure, the percentage earned between Threshold and Target or between Target and Maximum shall be based on straight-line interpolation.

Determinations of the Committee regarding 2007 Sales Performance and 2007 EPS Performance, the resulting 2007 Performance Shares earned and related matters will be final and binding on Participant.

2007 Sales Performance shall mean Net Sales for 2007. 2007 EPS Performance shall mean fully diluted Earnings Per Share excluding specified items, for 2007, subject to adjustment in the event of an equity restructuring as defined under FAS 123R and affecting the Shares; any such adjustment shall preserve without enlarging the Participant’s award opportunity hereunder. Except for adjustments in the event of an extraordinary dividend or dividend payable in Shares, no dividends or dividend equivalents will accrue with respect to Performance Shares in respect of any record date that precedes settlement of the Performance Shares.

E-10-3